EXHIBIT G-3


                        KeySpan Engineering & Survey Inc.


                                     Form of


                                SERVICE AGREEMENT


                This Service Agreement ("Agreement") dated as of _________,___ by and between KeySpan Engineering & Survey Inc. ("KENG"), a New York limited liability company and _____________[list companies} (individually a "Client Company" and collectively, the "Client Companies"). KENG and the Client Companies may each be referred to herein as a "Party," and collectively referred to herein as the "Parties."


                                   WITNESSETH:
                                   -----------


                WHEREAS,   KENG  is  a  wholly  owned   subsidiary   of  KeySpan
Corporation ("KeySpan") which is a registered holding company under the Public Utility Holding Company Act of 1935, as amended (the "Act");


                WHEREAS, the Securities and Exchange Commission (the "SEC") has approved and authorized KENG as a service company pursuant to Section 13(b) of the Act and the SEC regulations promulgated thereunder to provide services to KeySpan and its subsidiaries; and


                WHEREAS, KENG and the Client Companies desire for KENG to provide, and the Client Company to accept, the services provided for hereunder in accordance with the terms of this Agreement.


                NOW THEREFORE, in consideration of the mutual representations, covenants and agreements hereinafter set forth, and intending to be legally bound hereby, the Parties hereto agree as follows:

                                    ARTICLE 1
                                    ---------
                                    SERVICES
                                    --------

     1.1 Services Offered. Exhibit I to this Agreement describes the services that KENG offers to furnish to a Client Company (in accordance with the terms and conditions set forth herein) upon written request of such Client Company. In addition to the services described in Exhibit I hereto, KENG may also provide a Client Company with such special services, as may be requested by such Client Company in writing, which the Service Company concludes it is able to perform. In supplying services hereunder to a Client Company, KENG may arrange, where it deems appropriate, for the services of such experts, consultants, advisers and other persons with necessary qualifications as are required for, or pertinent to, the performance of such services.

     1.2  Services Selected.

     (a) Each Client Company shall make its initial selection of the services set forth in Section 1.1 above that it agrees to receive from KENG by providing KENG an executed service request in the form set forth in Exhibit II.

     (b) By December 1 of calendar year, KENG shall send an annual service proposal to each Client Company listing the services proposed for the next calendar year. By December 31, each Client Company shall notify KENG in writing of the services it elects to receive from KENG during the next calendar year.

     1.3 Modification of Services. A Client Company shall have the right from time to time to amend, alter or rescind any activity, project, program or work order provided that (i) such amendment or alteration which results in a material change in the scope of the services to be performed or equipment to be provided is agreed to by KENG, (ii) the cost for the services covered by the activity, project, program or work order shall include any expense incurred by KENG as a direct result of such amendment, alteration or rescission of the activity, project, program or work order, and (iii) no amendment, alteration or rescission of an activity, project, program or work order shall release a Client Company from liability for all costs already incurred by or contracted for by KENG pursuant to the activity, project, program or work order, regardless of whether the services associated with such costs have been completed. Any request made by a Client Company pursuant to this Section 1.3 shall be in writing to KENG and shall take effect on the first day of the first calendar month which is at least thirty (30) days after the day that the Client Company sent the written notice to KENG.

1.4        Service Receipt Limitations.

     (a) __________[INSERT UTILITY NAME] agrees that:

          (i) it will not incur a charge hereunder except in accordance with ________________ [INSERT APPLICABLE STATE] and the rules, regulations and orders of the _________________[INSERT NAME OF APPLICABLE STATE PUBLIC SERVICE COMMISSION] promulgated thereunder; and

          (ii) it will not seek to reflect in rates any cost incurred hereunder to the extent disallowed by the ___________ Public Service Commission.

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     (b)  Notwithstanding  anything in this Agreement to the contrary,  KENG and
________ agree that because of the agreements set forth in Section 1.4(a) above,
______________ will not accept services from KENG hereunder if the cost to be charged for such services differs from the amount of the charges ___________is permitted to incur under _______________ [INSERT APPLICABLE STATE] and the rules, regulations and orders of the _________________[INSERT NAME OF APPLICABLE STATE PUBLIC SERVICE COMMISSION] promulgated thereunder.

                                    ARTICLE 2
                                    ---------
                            COMPENSATION AND BILLING
                            ------------------------

     2.1 Compensation. As and to the extent required by law, KENG shall provide the services hereunder at cost. Exhibit I hereto sets forth the rules KENG shall use for determining and allocating costs to the Client Companies. KENG shall advise the Client Companies from time to time of any material change in the method of assignment or allocation of costs hereunder, and no such material change shall be made unless and until KENG shall have first given written notice to the SEC not less than sixty (60) days prior to the proposed effective date thereof.

     2.2 Invoices. By the 20th day of each month, KENG shall render a monthly bill to each Client Company which shall reflect the billing information necessary to identify the costs charged for the services KENG provided in the preceding month. A Client Company shall pay its invoice by check or through wire transfer to KENG (at the account designated by KENG) within 30 days after receiving the invoice. If an invoice is not paid by the 30th day after the invoice is received (the "Due Date"), the Client Company shall pay interest on any amount outstanding after the Due Date at the rate of two (2) percentage points over the then current prime interest rate as reported in the Wall Street Journal.

                                    ARTICLE 3
                                    ---------
                              TERM AND TERMINATION
                              --------------------

     3.1 Effective Date. This Agreement shall become effective on the date hereof, subject to receipt of all required federal or state regulatory approvals.

     3.2 Termination. This Agreement shall continue in full force and effect with respect to KENG and a Client Company until (a) terminated by the Client Company upon sixty (60) days advance written notice to KENG, or (b) terminated by KENG upon sixty (60) days advance written notice to a Client Company. This Agreement shall also be subject to termination or modification at any time, without notice, if and to the extent performance under this Agreement may conflict with the Act or with any rule, regulation or order of the SEC adopted before or after the date of this Service Agreement.

                                    ARTICLE 4
                                    ---------
                                  MISCELLANEOUS
                                  -------------

     4.1 Modification. Except as set forth in Article 2 and Sections 1.3, 3.2 and 4.4, no amendment or other modification of this Agreement shall be effective unless made in writing and executed by all of the Parties to this Agreement.

     4.2 Notices. Where written notice is required by this Agreement, said notice shall be deemed given when mailed by United States registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

               To KENG:

                     [INSERT NAME AND ADDRESS]

               To Client Company: The name and address of the person designated in writing to KENG on the date the Client Company executes this Agreement.

     4.3 Accounts. All accounts and records of KENG shall be kept in accordance with the General Rules and Regulations promulgated by the SEC pursuant to the Act, in particular, the Uniform System of Accounts for Mutual Service Companies and Subsidiary Service Companies in effect from and after the date hereof. Upon request, KENG shall permit a Client Company reasonable access to the accounts and records of KENG relating to the services performed for such Client Company hereunder.

     4.4 Additional Client Companies. After the effective date of this Agreement, any new or existing direct or indirect subsidiary of KeySpan may become an additional Client Company under this Agreement by becoming a signatory to this Agreement.

     4.5 Waiver. Except as otherwise provided in this Agreement, any failure of a Party to comply with any obligation, covenant, agreement, or condition herein may be waived by the Party entitled to the benefits thereof only by a written instrument signed by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

     4.6 No Third Party Beneficiaries. Nothing in this Agreement is intended to confer upon any other person except the Parties any rights or remedies hereunder or shall create any third party beneficiary rights in any person. No provision of this Agreement shall create any rights in any such persons in respect of any benefits that may be provided, directly or indirectly, under any employee benefit plan or arrangement except as expressly provided for thereunder.

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     4.7  Governing  Law. This  Agreement  shall be governed by and construed in accordance with the laws of the State of New York (regardless of the laws that might otherwise govern under applicable principles of conflicts of law).

     4.8   Counterparts.   This  Agreement  may  be  executed  in  two  or  more
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     4.9 Entire Agreement. This Agreement including the exhibits referred to herein or therein, constitute the entire agreement and understanding of the Parties in respect of the transactions contemplated by this Agreement. KENG and each Client Company may enter into non-binding service level agreements (as described more fully in KENG's policies and procedures manual), the purpose of which will be to set forth in general terms the shared service expectations between KENG and the Client Company as a managerial tool to facilitate matching the Client Companies needs to the capabilities of KENG. There are no restrictions, promises, representations, warranties, covenants or undertakings other than those expressly set forth or referred to herein or therein. This Agreement supersedes all prior agreements and understandings between the Parties with respect to the transactions contemplated by this Agreement.

     4.10 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect.

     4.11 Independent Contractor Status. Nothing in this Agreement shall be construed as creating any relationship between KENG and the Client Companies other than that of independent contractors.

     4.12 Assignment. KENG shall not assign this Agreement, or any of its rights or obligations hereunder without the prior written consent of the Client Companies, such consent not to be unreasonably withheld. A Client Company shall not assign this Agreement, or any of its rights or obligations hereunder without the prior written consent of KENG. This Agreement shall inure to the benefit and shall be binding upon the Parties and their permitted successors and assigns.

                IN WITNESS WHEREOF, KENG and the Client Companies have caused this Service Agreement to be signed by their respective duly authorized officers as of the date first above written.

                                             KeySpan Engineering & Survey Inc.


                                             By:____________________________
                                                 Name:
                                                 Title:


                                              [LIST CLIENT COMPANIES]


                                              By:____________________________
                                                  Name:
                                                  Title:

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

                                    EXHIBIT I

             Description of Services, Cost Accumulation, Assignment
                      and Allocation Methodologies for KENG



A.  Description of Services Offered by KeySpan Engineering Survey Inc.

General Engineering

Advise and assist Client Companies in the study, planning, engineering, maintenance and construction of energy plant facilities of each Client Company and of the Gas Systems and the Electric Systems as a whole, and advise, assist and manage the planning, engineering (including maps and records) and construction operations of Client Companies. Develop and administer quality assurance programs of Client Companies.

Develop long-range operational programs for all the Client Companies and advise and assist each Client Company in the coordination of such programs with the programs of the other Client Companies.

B.  Methods of Allocation

Cost of service will be determined in accordance with the Act and the rules and regulations and orders thereunder, and will include all costs of doing business incurred by KENG, including a reasonable return on capital which will reflect a capitalization of KENG of no more than equity of ten percent (10%), and all associated taxes.

KENG will maintain an accounting system for accumulating all costs on a project, activity or other appropriate basis. The accounting system will use codes to assign charges to the applicable costs center, project, activity and account. Records will be kept by each cost center of KENG in order to accumulate all costs of doing business. Expenses of the department will include salaries and wages of employees, materials and supplies and all other expenses attributable to the department. Labor cost will be loaded for fringe benefits and payroll taxes. To the extent practicable, time records of hours worked by all service company employees, including all officers of such company (i.e., Chief Executive Officer, President and Vice Presidents), will be kept by project and activity. In supplying services, KENG may arrange where it deems appropriate, for the services of experts, consultants, advisors and other persons with necessary qualifications as are required to perform such services. KENG will establish annual budgets for controlling the expenses of each department.

Monthly KENG costs will be directly assigned to Client Companies where possible. Amounts that cannot be directly assigned will be allocated to Client Companies by means of equitable allocation formulae or clearing accounts. To the extent possible such allocations shall be based on cost-causation relationships. All other allocations will be broad based. In some instances, KENG cost centers which perform work for other service company cost centers may use a surrogate allocation method that mimics the allocations of the receiver cost center. Each formula will have an appropriate basis such as meters, square footage, etc.

Each Client Company will take agreed upon services and such additional or general or special services, whether or not now contemplated, as are requested from time to time by such Client Company and which KENG concludes it is able to perform. No amendment, alteration or rescission of an activity or project shall release a Client Company from liability for all costs already incurred by, or contracted for, by KENG pursuant to the project or activity regardless of whether the services associated with such costs have been completed.

Allocation percentages will be calculated on historical data where appropriate and updated annually. Due to the unique nature of the management services agreement contract with the Long Island Power Authority (LIPA), the bases of the LIPA (such as revenues, assets, etc. managed on their behalf) will be included, with the applicable Client Company's data, in order to determine appropriate allocations.

The method of assignment or allocation of costs shall be reviewed annually or more frequently if appropriate. If the use of a basis of allocation would result in an inequity because of a change in operations or organization, then KENG may adjust the basis to effect an equitable distribution.

The applications of Service Allocations are described more fully below.

            Service Department
                 Or Function                            Basis of Allocation
                 -----------                            -------------------

           General Engineering                          Clearing
                                                        Property

                                                        3-point formula (1,2)

           Human Resources                              # of Employees
                                                        3-point formula (1,2)


Definition of Allocation Factors to be used by KENG
---------------------------------------------------

Assets - A ratio based on total assets at the end of the year, the numerator of which is for a specific client company and the denominator being all recipient client companies. This ratio will be calculated annually based on actual experience.

Clearing - costs are accumulated and distributed among cost centers based on the type of expenditure in the account. Clearing accounts can be used to accumulate overhead charges (such as fringe benefits) or specific service charges (such as transportation). Distribution of charges is done on a related basis such as labor costs for fringe benefits or number of vehicles for transportation.

Payroll - A ratio based on total wages, salaries, commissions and other forms of compensation paid during the year which are reportable, for federal income tax purposes, as taxable income to the employee, the numerator of which is for a specific client company and the denominator being all recipient client companies. This ratio will be calculated annually based on actual experience.

Property - A ratio based on gross fixed assets, valued at original acquisition costs, and investments owned in other companies, including construction work in progress, at the end of the year, the numerator of which is for a specific client company and the denominator being all recipient client companies. This ratio will be calculated annually based on actual experience.

Revenue - A ratio based on the revenue for the previous calendar year, the numerator of which is for a specific client company and the denominator being all recipient client companies. This ratio will be calculated annually based on actual experience.

3-Point Formula (1,2) - This formula consists of three factors. It is designed to be an equitable and feasible tool to act as a surrogate when direct charging or cost causal relationships can not be established. It is a calculated ratio, which compares each of the formula factors for the Client Company to the total of the same factors for all recipient Client Companies. The factors for (1) would be an equal weighting of Revenue, Property and Payroll (I.E., the "Massachusetts" Formula). The factors for (2) would be an equal weighting of Revenue, Assets, and Expenses. These ratios will be calculated annually based on actual experience.

                                   EXHIBIT II

                         Form of Initial Service Request



                The undersigned requests from KENG all of the services selected below. The services requested hereunder shall commence on ______________ and be provided through _____________________.

Service                                           Yes                  No

General Engineering                               ___                 ___




                                                  [Client Company]




                                                  By ________________________
                                                      Name:
                                                      Title:



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